Exhibit 10.64

Addendum Agreement of

Research and Development Contract

Party A: Sanming Huajian Bioengineering Co., Ltd.
Party B: Fudan University

As Party A has not attained the capacity for industrialized production for the project, though Party B has finished the majority of research and development work as stipulated in the Research and Deveopment Contract dated July 24, 2008 (the “Original Contract”), the Parties have, following amicable consultation, entered into this Addendum Agreement of the Contract on the development of technologies for production of water-soluble coenzyme Q10, lipidosome and nano-microcapsules, in accordance with the Contract Law of the People’s Republic of China. The Parties agree as follows:

I.	Project Description: Contents, Form and Requirements
This project involves the manufacturing of water-soluble coenzyme Q10, lipidosome and nano-microcapsules by using coenzyme Q10, in order to improve the absorption of the products by human body.

II.	Party A’s Rights and Obligations
(1)	Party A shall provide Party B 2.2 million yuan as the R&D fee.
(2)	The ownership to the patent right (including other related patents being applied) of the project shall be vested in both Parties.
(3)	Both Parties shall have access to the said patent right, regardless of time or space factors. Without the prior approval of Party A, Party B shall not transfer the said patent to any third party.
(4)	Party A shall accomplish the industrialized production for the project within 3 years. Else Party A shall be entitled with full payment of the R&D fee as per this Addendum Agreement.

III.	Party B’s Rights and Obligations
(1)
Party B shall provide Party A with the following technical data within three (3) months following the receipt of the R&D fee: 1) documents related to the development of water-soluble coenzyme Q10, lipidosome and nano-microcapsules by using coenzyme Q10, including work plan, plain layout of the factory, device purchase list, personnel training and trial production plans, and the plan for a two-week internship of inspection personnel in the Environmental Science and Engineering Task Force; 2) list of equipment for water-soluble coenzyme Q10, lipidosome and nano-microcapsules by using coenzyme Q10; and 3) the work flow chart.

(2)	During the performance hereof, Party B shall provide Party A with the following technical guidance and services:

--Technical support: Party B shall conclude the development of techniques for extracting water-soluble coenzyme Q10, lipidosome and nano-microcapsules;
--Frequency of technical support: Party B shall send special personnel to provide guidance on site within three business days, as necessary.
--Duration of technical support: commencing on the date the project is implemented, and lasting till the final products are verified qualified.
--Party A’s manufacturing process will be greener and conforming to environmental protection standards.
(3)
Party B shall ensure the practicability, reliability and stability of the technique that it develops, and that Party A can achieve the pre-set production capacity target with the equipment that it purchases itself.

(4)	Party B shall help Party A with the sales of water-soluble coenzyme Q10, lipidosome and nano-microcapsules, at prices of the same-breed products available in the domestic market.

IV.	Technical indicators and parameters
1.	The content of water-soluble coenzyme Q10 shall be over 10%, with good solubility and stable quality.
2.	The content of lipidosome shall be over 10%, with good solubility and stable quality.
3.	The content of nano-microcapsules shall be over 10%, with good solubility and stable quality.
4.	The technique shall be green and clean enough to meet environmental protection requirements.

V.	R&D Plan
Party B is eligible to delay the application for the patent during the preparation for the industrialized production but shall proactively engage in the research on improvement of manufacturing process and recovery of the extraction during such period. In addition, Party B shall apply for the patent right after Party A attains the capacity for the industrialized production.

VI.	Settlement of R&D Budget, Remuneration and Other Payments
1. Definition:
R&D budget refers to the costs needed for completing the research project; while remuneration refers to the compensation to the research personnel for their research in the project.
The R&D budget and remuneration for this research project is 2 million yuan.

2. Payment of R&D budget and remuneration
Party A shall pay Party B 1.1 million yuan within 7 days following Party B’s completion of the coenzyme Q10 production technique; 800,000 yuan within a month following Party B’s completion of the lipidosome production technique, and the rest 300,000 yuan within three months following Party A’s accomplishment in the industrialized production.

VII.	Ownership of Devices and Apparatuses Purchased with R&D Budget and Research-Related Data
The ownership shall be vested in Party A, while Party A shall be entitled to use them.

VIII.	Term and Content of Cooperation
The term hereof shall commence on July 24, 2010 and end on July 24, 2013. The Parties shall cooperate in the research and development of on-site production technique, and in production.

IX.	Confidentiality
Both Parties shall be responsible for keeping the project-relation information confidential.

X.	Risk Sharing
The Parties shall share on a 50/50 basis the risks of any losses and damages resulting from failure of the project, in whole or part, due to technical restrictions or difficulties.

XI.	Acceptance Standard
The research outcomes will be confirmed qualified only when meeting the technical standards and passing the test of real-time production.

XII.	Breach of Contract
Either Party in breach hereof shall be liable for a liquidated damage in accordance with applicable provisions of the Contract Law of the People’s Republic of China.
(1)	In the event of breaching Article VI hereof, Party A shall be held liable for compensation of part of the technique development costs.
(2)	In the event of breaching Article I hereof, Party B shall return or part of all of the development fees.
(3)	In the event of breaching Article IX hereof, Party B shall return the R&D budget and be held liable for a liquidated damage of 200,000 yuan.

XIII.	Settlement of Disputes
The Parties shall settle through consultation any dispute arising from performance hereof. In the event that the consultation fails, either Party may submit the dispute to its local people’s court for settlement.

XIV.	Definitions of terms
Coenzyme Q10: an adjunctive drug for curing cardiovascular diseases.
Clean Production Technologies: technologies that cause no pollution of emission of hazardous substances when applied in production.

XV.	Miscellaneous
The Parties shall settle through consultation other matters not mentioned herein, including the rights and obligations of any intermediaries, service costs and method of payment, deposits, property mortgage, warranty, among other things.

Party A: Sanming Huajian Bioengineering Co., Ltd.
Legal representative:  Zhao Min
Agency:
Contact (attn.): Zhao Min
Date: May 8, 2010
Address:
Telephone:
Bank:
Bank a/c.:

Party B: Fudan University
Legal representative:
Agency: Chen Xiaoman
Contact (attn.): Chen Jianmin
Date：May 8, 2010
Address: 220 Handan Road, Shanghai
Telephone: 021-65642521
Bank: Agricultural Bank, Wujiaochang Branch
Bank a/c.: 033267- 08017003441